Exhibit 99.1

Astrea Acquisition Corp. Announces Pricing of $150,000,000 Initial Public Offering

New York, NY, Feb. 3, 2021 (GLOBE NEWSWIRE) – Astrea Acquisition Corp. (NASDAQ: ASAXU) (the “Company”) announced that it priced its initial public offering of 15,000,000 units at $10.00 per unit.  The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ASAXU” beginning tomorrow, February 4, 2021.  Each unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on Nasdaq under the symbols “ASAX” and “ASAXW,” respectively.

EarlyBirdCapital, Inc. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on February 3, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Astrea Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region. The Company is led by Felipe Gonzalez, the Company’s Chief Executive Officer, Jose Luis Cordova, the Company’s Chief Financial Officer, and board members Mohsen Moazami, Hector F. Sepúlveda Reyes Retana and Boris Salas von Weltzien.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Felipe Gonzalez

Chief Executive Officer

fgonzalez@strongrockcap.com